Exhibit 1(A)(5)(h)

                                   Endorsement
                               (Asset Rebalancing)


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                        AUSA Life Insurance Company, Inc.

                                   ENDORSEMENT

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The following provision is added to this Policy, effective as of the date We receive Your written request to participate in the Asset Rebalancing Program.

ASSET REBALANCING PROGRAM. You may instruct us to transfer automatically Cash Values among the Sub-Accounts for purposes of maintaining a particular percentage allocation among the Sub-Accounts.

The following conditions apply to Asset Rebalancing:

     1. You must provide written election of this option on a form provided by Us;
     2.   A minimum Cash Value of $5,000 is required;
     3.   Asset Rebalancing is only available prior to the Maturity Date;
     4.   Cash Values in the Fixed Account are not eligible for Asset
          Rebalancing.

You may elect for rebalancing to occur on each quarter, semi-annual or annual Anniversary. Following receipt of your written request, the initial rebalancing will occur on the next such Anniversary, and will occur in accordance with the current Net Premium allocation.

Asset Rebalancing is not available and will terminate if:

     1.   You elect Dollar Cost Averaging;
     2. You elect to participate in any asset allocation service provided by a third party.
     3.   We receive Your request to discontinue participation; or
     4. A transfer is made to, or from, any Sub-Account other than under a scheduled rebalancing.

Each reallocation which occurs under Asset Rebalancing will be counted towards the number of transfers allowed without charge.

We reserve the right to limit re-entry into the Asset Rebalancing Program following termination to once per Policy Year.

We reserve the right to discontinue, modify or suspend the Asset Rebalancing Program at any time, following proper written notification to all policyholders.


/s/ CRAIG D. VERMIE                           /S/ TOM A. SCHLOSSBERG
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    Craig D. Vermie                               Tom A. Schlossberg
    Secretary                                     President